Exhibit 99.1

VIRGIN AMERICA REPORTS DECEMBER 2014 OPERATIONAL RESULTS

San Francisco – January 9, 2015 – Virgin America today reported its preliminary operational results for December 2014 and the full year of 2014. The airline’s traffic (measured in revenue passenger miles) increased 1.7 percent on capacity (measured in available seat miles) that was 0.5% percent higher than the same month in 2013.

Load factor was 82.8 percent, up .9 points from December 2013. The number of onboard passengers increased 2.3 percent from the same month last year.

	December			December Year to Date
	2014	2013	Change	2014	2013	Change
Revenue Passenger Miles (000)	872,675	858,035	1.7%	10,075,637	9,814,103	2.7%
Available Seat Miles (000)	1,053,863	1,048,301	0.5%	12,240,319	12,243,164	0.0%
Passenger Load Factor	82.8%	81.9%	0.9	82.3%	80.2%	2.1
Onboard Passengers (000)	574	561	2.3%	6,508	6,329	2.8%

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Media Contacts:

Jennifer Thomas 650-274-7329 or jennifer.thomas@virginamerica.com

Editor’s Note: Virgin America is a U.S.-controlled, owned and operated airline. It is an entirely separate company from Virgin Atlantic. Sir Richard Branson’s Virgin Group is a minority share investor in Virgin America.

About Virgin America: Known for its mood-lit cabins, three beautifully designed classes of service and innovative fleetwide amenities — like touch-screen personal entertainment, WiFi and power outlets at every seat, Virgin America has built a loyal following of flyers and earned a host of awards since launching in 2007 — including being named both the “Best U.S. Airline” in Condé Nast Traveler’s Readers’ Choice Awards and “Best Domestic Airline” in Travel + Leisure’s World’s Best Awards for the past seven consecutive years. For more: www.virginamerica.com

SOURCE: Virgin America